Exhibit 99.1

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Nicole Williams Chief Financial Officer (847) 969-2700

Robert Jaffe/Rob Whetstone PondelWilkinson MS&L (323) 866-6060

AMERICAN PHARMACEUTICAL PARTNERS REPORTS

STRONG 2003 FIRST QUARTER RESULTS

First Quarter Highlights:

•	Revenues increase 51% to $81.3 million with gross margin of 57% of sales
•	Operating profit margin grows to 35% of sales
•	Net income rises 234% to $17.1 million, or $0.35 per diluted share, from $5.1 million, or $0.10 per diluted share in 2002
•	ABI-007 NDA filing to begin in 2003 second quarter

Conference call at 8:30 a.m. PST, Thursday, April 24, 2003; Simultaneous webcast available at www.appdrugs.com and www.companyboardroom.com

SCHAUMBURG, IL – April 24, 2003 – American Pharmaceutical Partners, Inc. (NASDAQ: APPX), today announced that net sales for the first quarter ended March 31, 2003, increased 51% to $81.3 million, versus $53.9 million in the same quarter a year ago. First quarter net income rose 234% to $17.1 million, or $0.35 per diluted share, compared with $5.1 million, or $0.10 per diluted share in the same period last year.

“As in the prior quarter, first quarter sales and gross margin benefitted from our strong product development capabilities, leading sales and market position and flexible capability to manufacture products to meet unmet market needs,” said Patrick Soon-Shiong, M.D., chairman, president and chief executive officer of American Pharmaceutical Partners. “The strength and breadth of our existing product portfolio clearly is evident in our results, particularly in the last two quarters. This, combined with the four product approvals (two of which are tentative) to date in 2003, the 11 ANDAs pending with the FDA and more than 50 injectable products in development, makes APP a formidable presence in the generic injectable market. In addition to the two tentative approvals received in 2003, APP also has previously received a tentative approval for Carboplatin, all of which can be launched in 2004 when their patents expire and for which the combined innovator market size exceeds $600 million. In addition, the company anticipates the launch of Calcitriol this quarter, a product for which it shares 180 day exclusivity.

“Additionally, our proprietary ABI-007 nanoparticle paclitaxel continues to progress through the FDA’s ‘Fast Track’ process and we anticipate beginning in this quarter to file the NDA in sections with the FDA, as provided by the ‘Fast Track’ status,” said Soon-Shiong.

The 51% increase in revenue was due primarily to eight new product launches in 2002 and to strong demand and market opportunities for our more mature products. Products within each of the anti-infective, oncology and critical care categories launched over the course of 2002, contributed significantly to first quarter 2003 net sales increase.

First quarter gross margin as a percent of net sales was 56.7% compared with 42.7% in the prior year quarter. The first quarter increase in gross margin relative to sales resulted from new, higher margin products and higher margin market opportunities for certain existing products. Newly approved and marketed generic injectable products typically yield significantly higher gross margins than do more mature products. First quarter 2003 gross margin also benefited from efficiencies gained from higher unit production volumes, reflecting both strong demand for the company’s products and resulting in higher ending finished goods inventory in order to be more responsive to the company’s customers.

Research and development costs were $6.1 million and $4.3 million in the 2003 and 2002 first quarters, respectively. The $1.8 million increase in R&D expense in the most recent quarter resulted from increased usage of raw materials and increased activity on certain products under development.

As compared to the same prior year quarter, selling, general and administrative (“SG&A”) costs increased $2.0 million, or 22%, in the 2003 first quarter. Total 2003 first quarter operating expense declined to 21.8% of sales from 26.1% of sales in the 2002 first quarter.

Taking into account the above-mentioned factors, operating profit margin grew to 35% of sales. Income from operations increased $19.5 million to $28.4 million in the 2003 first quarter, versus $8.9 million in the comparable prior year quarter.

The company recorded positive cash flow from operations in the quarter of $14.4 million. Cash and equivalents was $31.8 million at March 31, 2003 after taking into account $3.6 million in capital expenditures and the repurchase of 1,064,055 shares of our common stock on the open market for $20.0 million, pursuant to the $20.0 million stock repurchase program approved by the company’s Board of Directors on December 10, 2002. As of the date of this release, the company has approximately $40 million cash as well as $50 million available under its credit facility.

Conference Call Information and Forward-Looking Statements

On Thursday, April 24, 2003, the company will host a conference call with interested parties beginning at 8:30 a.m. (PST) to review the results of operations for the first quarter ended March 31,

2003. Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements and clinical developments, and any comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.appdrugs.com and www.companyboardroom.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites beginning at 10:00 a.m. (PST), April 24, 2003 through 10:00 a.m. (PST), May 8, 2003.

American Pharmaceutical Partners, Inc. (“APP”)

American Pharmaceutical Partners, Inc. is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on the oncology, anti-infective and critical care markets. The company is one of the largest producers of injectables, with more than 130 generic products in more than 360 dosages and formulations. APP has acquired the exclusive North American rights to manufacture and market a proprietary injectable oncology product, currently in Phase III clinical trials for metastatic breast cancer, which has been completely enrolled and for which the FDA has granted “Fast Track” product status. ABI-007 also is being studied in a variety of other cancers. For more information, visit APP’s website at www.appdrugs.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, the impact of pharmaceutical industry regulation, the difficulty in predicting the timing or outcome of product development efforts and FDA or other regulatory approvals or actions, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties, actual results achieved in Phase III and further Phase II trials for ABI-007 which may or may not be consistent with results achieved in Phase I and Phase II trials, the timing and completion of the ABI-007 trials, and other risk factors discussed in the Company’s Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended March 31,
	2003	2002	% Change

Net Sales	$81,345	$53,852	51%
Cost of sales	35,185	30,864	14%

Gross margin	46,160	22,988	101%

Percent to sales	57%	43%
Operating expenses
Research and development costs	6,076	4,325
Selling, general and administrative	11,320	9,306
Other	318	421

Total operating expenses	17,714	14,052	26%
Percent to sales	22%	26%

Income from operations	28,446	8,936	218%
Percent to sales	35%	17%
Other income (expense), net	460	86

Income before income taxes	28,906	9,022	220%
Percent to sales	36%	17%
Income tax expense	11,851	3,915

Net income	$17,055	$5,107	234%

Percent to sales	21%	9%

Net income per share
Basic	$0.36	$0.10

Diluted	$0.35	$0.10

Weighted – average common shares outstanding:
Basic	46,756	49,497

Diluted	48,597	51,605

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$31,799	$39,771
Accounts receivable, net	21,981	21,278
Inventory, net	81,876	77,736
Prepaid expenses and other	4,574	3,610
Deferred income taxes	5,698	5,698

Total current assets	145,928	148,093

Property, plant and equipment, net	63,738	62,637
Other assets	10,901	10,246

Total assets	$220,567	$220,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,355	$13,670
Accrued expenses	28,558	26,598

Total current liabilities	39,913	40,268
Non-current liabilities	—	—

Total liabilities	39,913	40,268

Stockholders’ Equity
Common stock	50	50
Additional paid-in capital	192,489	189,630
Amounts due from American BioScience, Inc.	(22,445)	(22,567)
Deferred stock-based compensation	(2,118)	(1,976)
Retained earnings	68,912	51,857
Accumulated other comprehensive income (loss)	40	(11)
Less treasury stock, at cost and inclusive of fees	(56,274)	(36,275)

Total stockholders’ equity	180,654	180,708

Total liabilities and stockholders’ equity	$220,567	$220,976